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Exhibit 99.1

September 15, 2004

MarkWest Energy Partners, L.P. Prices Offering Of
2,157,395 Common Units at $43.41

        (DENVER—September 15, 2004) MarkWest Energy Partners, L.P. (AMEX: MWE), today announced that it has priced its offering of 2,157,395 common units at a price of $43.41 per unit. The common units represent a limited partnership interest in MarkWest Energy Partners. The offering included 2,000,000 common units sold by MarkWest Energy Partners and 157,395 common units sold by certain selling unitholders. Net proceeds from this offering will be used to repay a portion of the outstanding indebtedness incurred to fund MarkWest Energy Partners' recent acquisition of American Central Eastern Texas Gas Company, Limited Partnership's Carthage gathering system and gas processing assets. MarkWest Energy Partners will not receive proceeds from the sale of 157,395 common units sold by selling unitholders.

        RBC Capital Markets Corporation acted as sole book-running manager and A.G. Edwards & Sons, Inc. acted as co-lead manager for the offering. In addition, Wachovia Capital Markets, LLC, KeyBanc Capital Markets, a division of McDonald Investments Inc., and Stifel, Nicolaus & Company, Incorporated acted as co-managers for the offering. MarkWest Energy Partners has granted the underwriters a 30-day option to purchase up to 323,609 additional common units to cover over-allotments, if any.

        This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

        A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from RBC Capital Markets Corporation, Dain Rauscher Plaza, 60 S. 6th Street, Minneapolis, MN 55402, Attn: Syndicate Department, Phone: (612) 371-2818.

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        MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of natural gas transmission assets. We own natural gas gathering systems and gas processing assets in the Southwest. We are also the largest processor of natural gas in the Appalachian Basin and the primary intrastate pipeline transporter of crude oil in Michigan. This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-3, our Form 10-K and Form 10-K/A and our Forms 10-Q for the current year, as filed with the SEC.

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MarkWest Energy Partners, L.P. Prices Offering Of 2,157,395 Common Units at $43.41